UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2015

RETROPHIN, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36257	27-4842691
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12255 El Camino Real, San Diego, CA	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 837-5863

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

In a Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 13, 2015, Retrophin, Inc. (the “Company”) announced the signing of a definitive agreement (the “Purchase Agreement”) pursuant to which the Company acquired the exclusive right to obtain from Asklepion Pharmaceuticals, LLC (“Asklepion”), all worldwide rights, titles, and ownership of Cholbam, which is Asklepion’s product containing cholic acid as an active ingredient.

Under the terms of the Purchase Agreement, the Company paid Asklepion an upfront payment of $5 million for the exclusive right to acquire Cholbam following its approval by the U.S. Food and Drug Administration (the “FDA”). On March 17, 2015, the FDA approved Cholbam for the treatment of pediatric and adult patients with bile acid synthesis disorders due to single enzyme defects and for the treatment of patients with peroxisomal disorders (including Zellweger spectrum disorders). As a result of the approval, the Company will exercise its right to acquire Cholbam and related assets, including a Rare Pediatric Disease Priority Review Voucher (the “Pediatric PRV”) also granted to Asklepion by the FDA, in exchange for a one-time cash payment of $27 million, in addition to approximately 661,278 shares of the Company’s common stock (initially valued at $9 million at the time of the Purchase Agreement), which assumes Cholbam received an approval for a CTX indication. The Company has also agreed to pay Asklepion up to an additional $37 million upon the completion of milestones related to future net revenues associated with Cholbam, and has agreed to pay tiered royalties to Asklepion based on future net revenues associated with Cholbam.

The effectiveness of Cholbam has been demonstrated in clinical trials for bile acid synthesis disorders and the adjunctive treatment of peroxisomal disorders. There are approximately 30 patients currently receiving Cholbam through an open label extension of these trials. The estimated incidence of bile acid synthesis disorders due to single enzyme defects is 1 to 9 per million live births. Peroxisomal disorders are believed to affect approximately 1 in 50,000 live births. Cholbam will have seven years market exclusivity in the United States conferred by its designation as an orphan drug.

The Pediatric PRV is a provision that encourages development of new drugs and biologics for the prevention and treatment of rare pediatric diseases. This voucher is designed to be transferable or sold and provides the bearer with an expedited FDA review for any new drug application. The Pediatric PRV will be transferred to the Company under the original terms of the Purchase Agreement.

The Company expects to close this transaction and be able to begin distributing therapy in as few as two to four weeks. Consummation of this transaction is subject to the satisfaction of customary closing conditions, including, among other matters, (i) absence of any law or governmental order prohibiting or preventing the consummation of the transactions contemplated by the Purchase Agreement, (ii) receipt of certain contractual consents, (iii) the accuracy of the representations and warranties and compliance with the covenants set forth in the Purchase Agreement, each in all material respects, and (iv) the execution and delivery of specified ancillary agreements.

Forward-Looking Statements

Statements contained in this Current Report on Form 8-K regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with the Company’s ability to consummate the acquisition of Cholbam or the Pediatric PRV, the effectiveness of Cholbam in treating bile acid synthesis disorders or peroxisomal disorders, the Company’s ability to leverage Cholbam as a complement to the Company’s existing bile acid therapy, the Company’s ability to position itself as the leading provider of treatments for patients with bile acid synthesis and peroxisomal disorders, the incidence rate of bile acid synthesis disorders and peroxisomal disorders, Cholbam receiving an approval for a CTX indication, the Company’s business and finances in general, as well as risks and uncertainties associated with the Company’s sales and marketing strategies. Risks are described more fully in the Company’s filings with the Securities and Exchange Commission, including without limitation the Company’s most recent Annual Report on Form 10-K, as amended, and other documents subsequently filed with or furnished to the Securities and Exchange Commission. All forward-looking statements contained in this Current Report on Form 8-K speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RETROPHIN, INC.

Dated: March 18, 2015	By:	/s/ Stephen Aselage
	Name:	Stephen Aselage
	Title:	Chief Executive Officer